Exhibit 99.1

Rurban Financial Corp. Announces 2010 Fourth Quarter and Full-Year Results

DEFIANCE, OH — January 26, 2011 — Rurban Financial Corp. (NASDAQ: RBNF) (“Rurban” or the “Company”), a diversified financial services company providing full-service community banking, wealth management, and data/item processing services, reported a fourth quarter 2010 net loss of $853,000, or ($0.18) per diluted share, compared to a net loss of $1.88 million, or ($0.39) per diluted share, for the 2009 fourth quarter. For the 2010 full year, the Company reported a net loss of $9.88 million, or ($2.03) per diluted share, compared to net income of $382,500, or $0.07 per diluted share, for the 2009 full year.

Financial results for both 2010 and 2009 include certain non-recurring items at Rurban’s banking subsidiary, The State Bank and Trust Company (“State Bank” or the “Bank”), and Rurban's data and item processing subsidiary, Rurbanc Data Services, Inc. dba RDSI Banking Systems ("RDSI"). Non-recurring charges at RDSI relate primarily to the previously planned spin-off from Rurban and the proposed merger with New Core Holdings, Inc. ("New Core"). The proposed transaction was first announced in the second quarter of 2009, and the Company announced in the second quarter of 2010 that the planned spin-off and merger could not be successfully completed. Impairments and write-offs of software, hardware, and development costs related to these transactions were a total of $10.0 million for 2010 ($6.5 million after-tax), and for the 2009 fourth quarter and full year, $0.78 million and $1.23 million, respectively, ($0.51 million and $0.80 million after-tax).

Non-recurring items reported by State Bank include $0.45 million of pretax gains ($0.30 million after-tax) on the sale of securities in 2010, and for the 2009 fourth quarter and full year, $0.48 million and $0.96 million, respectively, of pretax gains ($0.31 million and $0.65 million after-tax) and an industry-wide FDIC special assessment of $0.3 million ($0.2 million after tax) in the second quarter of 2009.

The following table provides segment information for Rurban on a quarterly basis and identifies the non-recurring charges reported for each quarter. Excluding those one-time charges provides useful information relating to Rurban’s operating performance.

After-Tax Earnings	Banking	Data Processing	Parent/Other	Rurban Financial	One-Time After	Core Rurban Financial
$(000)	(GAAP)	(GAAP)	(GAAP)	(GAAP)	Tax Charges	(Non-GAAP)
4Q 2010	$517	$(870)	$(500)	$(853)	$0	$(853)
3Q 2010	$548	$(54)	$(468)	$26	$0	$26
2Q 2010	$(1,479)	$(6,446)	$(282)	$(8,207)	$(5,614)	$(2,593)
1Q 2010	$538	$(879)	$(507)	$(848)	$(876)	$28
4Q 2009	$(577)	$(509)	$(798)	$(1,884)	$(200)	$(1,375)
FY 2010	$124	$(8,249)	$(1,757)	$(9,882)	$(6,490)	$(3,392)
FY 2009	$2,045	$875	$(2,537)	$382	$(273)	$655

Highlights of the fourth quarter include:

•
Both volume and profit margin of mortgage originations contributed to a record fourth quarter and year. Originations were $90.5 million and $235 million, respectively, for the fourth quarter and 12-months of 2010, generating $1.10 million in fourth quarter gains from mortgage loan sales, and $2.86 million for the year. This compares favorably to the $222 million of mortgages originated in 2009, which generated gains on sale of $1.57 million.

•
RDSI continues to reduce its operating expenses in line with its declining revenue stream. All external data processing clients have already completed their de-conversions, and revenues appear to have stabilized at $1.5 million per quarter, representing a $6 million revenue base for the upcoming year. Rurban/State Bank remains as RDSI’s only Data Processing client, while remaining item processing clients not tied to data processing services have stabilized. With monthly operating expenses edging below $1 million, it is currently expected that RDSI should reach a break-even level of operation early in 2011.

•
Non-performing assets increased modestly during the most recent quarter when a $2.4 million credit moved to non-performing status; however, problem assets still declined by $6.5 million, or 32 percent, over the course of the past 12 months.

•
The cost savings implemented at year-end 2009 have been reducing State Bank’s operating expenses during the course of 2010; salary and benefits expense for 2010 was $12.1 million, lower by $3.3 million compared to 2009.

•
Capital ratios all remain in excess of “well-capitalized” regulatory thresholds for State Bank, and Holding Company ratios have improved after $10 million of charges were taken by RDSI in the second quarter of 2010.

Mark A. Klein, President and Chief Executive Officer of Rurban Financial Corp., commented, “There are many who were pleased to see 2010 come to an end, and I must be counted as one of those. For most, the pain has been caused by the relentlessly depressing impact of the Great Recession which has dragged on for several years now, wreaking havoc in the banking industry, among others, in terms of loan losses, tightening of credit standards to long-time customers who have become friends as well, and the pain of downsizing your operations and having to choose who will stay and who will go. Rurban escaped most of those recession-related trials through prudent lending practices learned in previous credit cycles.

“State Bank has experienced a higher level of nonperforming assets over the past few years, but nothing that was unmanageable. At two percent of total assets, the resolution of our non-performing portfolio has been progressing smoothly. We hit a road bump this quarter when a large CRE loan moved to non-performing status. We have been proactive this past year, charging off problem loans consistently and aggressively so as not to become bogged down by administrative issues.

“Our mandate is to make loans,” continued Klein, “and we’ve located our lenders where the lending action is. First of all, we are assisting qualified borrowers to own their own homes. Rates are still reasonable as are housing prices, and our lenders are doing a terrific job. We originated $235 million of residential mortgages this past year, and sold them at a gain of $2.9 million. Secondly, we’ve added to our Columbus lending team over the past year. The Columbus market continues to drive our loan volumes, but Northwest Ohio is doing a great job as well. In other loan categories besides residential real estate, we seem to be holding our own. We don’t see much opportunity for growth at the present time, but we have been selective on pricing and credit quality, and until we see both, we will take a pass. As the economy gets stronger in our markets, we are well positioned to book our share of the upside.

“RDSI has been the source of this past year’s anguish and teeth-gnashing. We have labored mightily to reduce RDSI’s expenses to keep pace with the revenues we lost from the de-conversion of data processing customers. We don’t have all of the answers yet, but we believe we have RDSI under reasonable control, with a major new item processing customer on board, and new products under development.

“We’ve entered 2011 with a new management team excited about Rurban’s prospects for the upcoming year. Our bank is on course, and there is nothing but upside on the horizon for RDSI.  As I commented earlier, I wouldn’t want to repeat 2010. But on the other hand, we’ve learned some valuable lessons that have prepared us for a stronger future.”

Consolidated Revenue

Total consolidated revenue, consisting of net interest income and non-interest income, was $41.2 million for 2010, a decline of $9.4 million, or 18.6 percent, from the $50.6 million generated during 2009. The entire shortfall can be attributed to the $9.1 million decline in RDSI’s data services revenue. Net interest income was $20.0 million, down $1.0 million, or 4.9 percent, from the $21.0 million earned in the prior-year period, due to a modest 12 basis point decline in the net interest margin, to 3.67 percent, combined with a one percent decline in the level of earning assets year over year. For 2010, State Bank accounted for 81 percent of 2010 consolidated revenue compared to 66 percent in 2009. By the fourth quarter of 2010, State Bank’s revenue contribution increased to 93 percent of the consolidated amount, entirely due to declining trends at RDSI. Fourth quarter 2010 revenue was $9.7 million, down $2.7 million, or 22.0 percent, from the year-ago quarter. The $3.0 million decline in RDSI’s data services revenue more than offset improvement in State Bank’s non-interest income.

State Bank Revenue

State Bank reported total operating revenue, net of securities gains, of $32.8 million for 2010, virtually unchanged from the $32.6 million reported for the prior year. For the fourth quarter of 2010, total operating revenue was $9.06 million compared to $8.27 million for the year-ago quarter and $8.4 million for the linked quarter.

State Bank Operating Revenue
($000s)	4Q 2010	3Q 2010	4Q 2009	FY 2010	FY 2009
Net Interest Income	$5,552	$5,337	$5,752	$21,870	$22,753
Trust fees	690	674	665	2,647	2,601
Customer service fees	615	644	684	2,461	2,608
Gain on sales of mortgage loans	1,101	942	307	2,860	1,575
OMSR servicing origination fee	739	494	248	1,634	1,639
Gain on sales of other loans	74	125	62	307	142
Loan servicing fees	211	188	145	683	443
Loss on sale/disposal of assets Other income	(59)	(118)	(42)	(208)	(112)
	138	148	452	560	914
Core Non-interest Income	$3,508	$3,096	$2,521	$10,944	$9,810
Total Operating Revenue	$9,060	$8,433	$8,273	$32,814	$32,563
Non-core: Gain on securities sales	(1)	--	533	488	960

For the 2010 fiscal year, State Bank reported $21.9 million of net interest income, excluding $1.91 million of interest paid at the parent on $20 million of trust preferred securities and $6.0 million of borrowings by RDSI. This compares to $22.8 million of net interest income reported by State Bank for 2009, excluding $1.75 million parent and subsidiary interest expense. The $0.9 million, or 4.0 percent, decline in 2010 net interest income resulted from a $0.55 million, or one percent, decline in average earning assets combined with an eight basis point compression in the net interest margin, to 3.92 percent, primarily due to sharply lower yields from a higher level of cash and investment securities.

For the fourth quarter of 2010, net interest income was $5.55 million, down $0.20 million, or 3.5 percent, from the year-ago quarter, but higher than the 2010 third quarter by $0.22 million. Both margin and volume of earning assets have improved over 2010 third quarter results; the fourth quarter net interest margin of 3.87 percent and average earnings assets of $563.3 million were ten basis points and $8.9 million higher, respectively, compared to the linked quarter.

Excluding from consolidated operations only RDSI’s net data services income of $9.7 million in 2010 and $18.9 million in 2009, State Bank’s non-interest income from operations was $10.9 million for 2010 compared to $9.81 million for the prior year, up 11.6 percent. Excluding net data service fees of $1.1 million and $4.1 million from fourth quarter consolidated non-interest income demonstrates State Bank’s positive trends more clearly; 2010 fourth quarter non-interest income was $3.5 million, 39 percent higher than the year-ago quarter and 13.3 percent above the linked quarter. State Bank experienced moderate growth in trust income year-over-year, but gains have been largely offset by declining customer service fees.

The most important area of State Bank revenue growth has been mortgage banking activity. State Bank originated a record level of mortgages for the fourth quarter and full year: $90.5 million and $235 million, respectively, generating $1.10 million and $2.86 million of gains in the fourth quarter and 12-month periods of 2010, on mortgages sold into the secondary market. Since servicing is retained on all loans originated by State Bank, the mortgage servicing portfolio has enjoyed strong growth over the past twelve months, up $120 million, or 58 percent, since year-end 2009. As a result, loan servicing fees have also demonstrated substantial growth over the past year, up 40 percent to $607,000 in 2010 compared to $443,000 in 2009.

Mortgage Banking Activity
($000s)	4Q 2010	3Q 2010	4Q 2009	FY 2010	FY 2009
Mortgage originations	90,483	67,840	44,142	234,936	222,414
Mortgage sales	79,059	66,036	31,461	226,243	209,653
Mortgage servicing portfolio	328,435	276,298	208,276	328,435	208,276
Mortgage servicing rights (MSR) – Fair Value	3,190	2,042	1,955	3,190	1,955
Mortgage servicing revenue:
OMSR service fee	739	494	248	1,634	1,639
Plus: Loan servicing sees	191	133	145	607	443
Total servicing revenue	$930	$627	$393	$2,241	$2,082
Less: OMSR amortization expense	250	192	47	484	305
Less: OMSR impairment exp./ (gain)	(660)	400	(40)	(85	(15)
Net mortgage servicing revenue	$1,339	$34	$386	$1,843	$1,791

Plus: Gain on sale of residential mtg.	$1,101	$942	$307	$2,860	$1,575
Net mortgage banking income	$2,440	$976	$693	$4,702	$3,366

Net mortgage banking income, consisting of net servicing revenue and gains on the sale of residential mortgages, was $4.70 million for 2010, up $1.34 million, or 39.7 percent, from 2009. Net servicing revenue, after amortization and impairment expenses, was $1.84 million in 2010, an increase of 2.9 percent above the $1.79 million reported for 2009; the majority of servicing revenue – in excess of 72 percent -- was earned in the 2010 fourth quarter from Mortgage Servicing Rights (MSRs) service fees and the recapture of $0.66 million of impairment fees. During the earlier part of 2010, declining interest rates impacted the valuation of the Bank’s mortgage servicing rights; the situation was sharply reversed in the 2010 fourth quarter, when the fair value of State Bank’s MSRs jumped by 56 percent above its $2.0 million valuation in the third quarter of 2010. State Bank more than recaptured the entire year’s impairment expense, ending 2010 with a gain of $85,000 compared to a gain of $15,000 for 2009.

For 2010, $2.86 million, or 61 percent, of net mortgage banking income was derived from gains on the sale of mortgages originated by State Bank; this compares with $1.58 million, or 47 percent, from 2009 gains on sale. While mortgage sales of $226 million in 2010 were only 7.9 percent higher than in 2009, the spread achieved was substantially greater in 2010: 1.26 percent versus 0.75 percent in 2009. In addition to mortgages, State Bank also sold $1.38 million and $3.83 million, respectively, of SBA and FSA loans in 2010, reporting gains of $307,000 in 2010 compared to $142,000 in 2009.

RDSI Revenue

Revenue derived from data services provided by RDSI was $10.5 million in 2010, a decline of 46.3 percent from the prior year. Of this total, Rurban/State Bank accounted for $1.22 million of RDSI revenue in 2010. It is anticipated that RDSI will continue to provide data services to Rurban/State Bank going forward. For the most recent quarter, RDSI generated $1.5 million of revenues, of which Rurban/State Bank accounted for $0.4 million.

Data Services Fee Income
RDSI ($000)	4Q 2010	3Q 2010	4Q 2009	FY2010	FY2009
Data Processing
Information Services	170	512	1,330	2,558	6,451
Application Services	204	480	1,363	2,552	5,865
Network Services	77	133	244	667	1,109
Payment Solutions	1,006	1,168	1,559	5,206	6,760
Other	1	46	14	49	188
RDSI Revenue	$1,458	$2,339	$4,510	$10,953	$20,518
Less: Intercompany	(404)	(295)	(385)	(1,217)	(1,658)
Net External RDSI Revenue	$1,054	$2,044	$4,125	$9,736	$18,860

The previously reported loss of data processing customers at RDSI contributed directly to the decline in total data services revenue, which consists of fee income from both data and item processing services. Over the past twelve months, RDSI’s data processing client base has shrunk from 68 customers to only one still utilizing the ITI core processing system at year-end 2010: Rurban/State Bank.

Since many of the data processing clients were multiple users of RDSI services, revenue from Network Services and Payment Solutions has also been impacted, but to a lesser extent; RDSI's DCM division, operating as Payment Solutions, continues to provide item processing services to a separate and stable customer base without ties to data processing. While item processing clients have decreased from 89 to 44 over the past twelve months, virtually all were data processing as well as item processing clients, and their need for data processing services governed their departures. Although revenue from Payment Solutions declined by 23 percent over the course of the past year, revenues have recently stabilized at approximately $1.5 million per quarter. Rurban plans to continue Item Processing and Network Services as stand-alone RDSI offerings while Rurban and RDSI evaluate their options with respect to re-entering the data processing market.

Loan Loss Provision

The fourth quarter provision for loan losses was $1.8 million compared to $0.9 million and $3.5 million, respectively, for the linked and year-ago quarters. During 2010, Rurban provided a total of $11.8 million to the loan loss reserve, of which RDSI contributed $3.0 million in the second quarter related to a software development loan made by RDSI. As of December 31, 2010, the allowance for loan losses stood at $6.7 million, or 1.54 percent of total loans, compared to 1.47 percent of total loans for the linked quarter and 1.50 percent for the year-ago third quarter.

Consolidated Non-interest Expense

Non-interest expense for 2010 was $46.4 million compared to $45.1 million in 2009. Excluding non-recurring costs of $6.66 million in 2010 and $1.08 million in 2009 relating to the previously planned spinoff of RDSI and merger with New Core, and State Bank’s $0.3 million share of the industry-wide FDIC special assessment in 2009, operating expenses were $39.7 million in 2010, a decline of $4.0 million, or 9.2 percent, from 2009. Non-interest expense for the fourth quarter of 2010 was $9.22 million compared to $12.1 million reported for the year-ago quarter. Excluding several charges from the 2009 fourth quarter aggregating $0.67 million related to the previously planned spin-off of RDSI and merger with New Core, 2010 fourth quarter operating expense was lower by $2.2 million, or 19.3 percent, than for the year-earlier fourth quarter.

Consolidated Balance Sheet

Total assets at December 31, 2010 were $666.5 million, down $6.5 million, or 1.0 percent, over year-end 2009 levels; assets were lower by $14.7 million, or 2.2 percent, compared to the previous quarter. Surplus liquidity from loan pay downs earlier in the year was initially held short-term in cash and cash equivalents; during the fourth quarter, Rurban reduced its cash holdings by $30 million, investing in higher-yielding marketable securities and reducing higher- cost time deposits as they matured. Rurban ended the year with securities higher by $28 million, and loans down $33 million from year-end 2009.

Total loans, net of unearned income, were $436.6 million as of December 31, 2010, down 7.1 percent from year-end 2009, but virtually unchanged from the linked quarter. Over the course of the past twelve months, the composition of State Bank’s loan portfolio has been remarkably stable and also lower in real estate risk than most community banks.

Total Loans (including HFS) ($000s)	4th Qtr 2010	3rd Qtr 2010	2nd Qtr 2010	1st Qtr 2010	4th Qtr 2009
C&D	16,177	15,310	12,997	12,746	11,605
Comm. RE-owner occ.	65,552	67,288	67,160	71,716	69,434
Comm. RE – investor	86,956	87,271	85,639	85,808	89,963
1-4 family mortgages	105,312	108,825	114,818	115,481	121,753
C&I	69,510	69,917	78,488	73,290	80,702
Agriculture	40,829	37,223	39,389	38,235	41,485
Consumer	49,334	48,577	50,611	49,054	50,569
Other	2,930	3,039	3,786	4,222	4,339
Total Loans	$436,600	$437,450	$452,888	$450,552	$469,850

The largest loan category, commercial real estate (“CRE”), accounted for 35 percent of total loans, or $153 million at December 31, 2010, nearly the same level as twelve months earlier. Along with $16 million of construction and development loans (“C&D”), these two categories of higher risk real estate loans together account for under 40 percent of total loans. State Bank’s portfolio of 1-4 family residential real estate loans currently stands at $105 million, or 24 percent of total loans; this segment declined by approximately 14 percent since year-end 2009, as State Bank ramped up its sales into the secondary markets.

Total deposits as of December 31, 2010 were $515.7 million, up $24.5 million, or 5.0 percent, since 2009 year-end. Virtually all of the growth -- $23.8 million – occurred in transactional accounts; noninterest-bearing demand deposits grew $5.5 million and NOW accounts grew $18.2 million. These surplus deposits were applied to pay down $18 million of higher cost borrowings.

Asset Quality – Non-Performing Assets

Rurban’s asset quality has improved substantially since year-end 2009; nonaccrual loans declined $6.2 million since December 31, 2009. Substantial progress was made reducing non-performing investor-owned commercial real estate over the past year, which now stands at $0.7 million. In the fourth quarter, a $2.4 million loan secured by a warehouse was added to the non-performing portfolio.

Non-Performing Assets by Category

$(000)	12/31/2010	9/30/2010	6/30/2010	3/31/2010	12/31/2009
Secured by Real Estate:
C&D	0	634	622	625	628
Farmland	0	56	0	2	0
HELOC	474	469	439	308	402
1-4 Family properties	3,379	3,419	3,420	4,730	5,088
CRE - Owner occupied	4,628	2,329	465	326	618
CRE – Investor owned	707	629	4,674	3761	7,475
Total Real Estate	9,188	7,536	9,620	9,752	14,211
C&I	3,031	2,477	2,720	4,511	4,167
Consumer	64	94	61	136	165
Non-accrual Loans	$12,283	$10,107	$12,401	$14,399	$18,543
OREO/OAO	1,538	1,947	1,651	1,616	1,775
Non-performing Assets	$13,822	$12,054	$14,052	$16,016	$20,319

By virtue of its aggressive asset resolution strategies, Rurban has managed to maintain foreclosed real estate at a modest level, $1.5 million at year-end. Over the past twelve months, Rurban charged off $8.32 million of non-performing loans, and currently maintains an allowance for potential loan losses of $6.7 million. The loan loss reserve provides 55 percent coverage of problem loans compared to 38 percent coverage at the prior year-end. Delinquent loans in the 30-89 day category have averaged under $3 million throughout 2010.

Asset Quality - Metrics
($000s)	4Q 2010	3Q 2010	2Q 2010	1Q 2010	4Q 2009
Net charge-offs	$1,535	$1,448	$2,572	$2,346	$2,547
Net charge-offs to avg. loans (Ann.)	1.41%	1.32%	2.28%	2.05%	2.19%
NPAs/ Total assets	2.07%	1.77%	2.17%	2.38%	3.02%
Allowance for loan losses	$6,715	$6,451	$7,001	$6,075	$7,030
Allowance for loan losses / Loans	1.54%	1.47%	1.55%	1.33%	1.50%

Capitalization

As of December 31, 2010, the capital ratios of Rurban’s banking subsidiary, State Bank, were all in excess of the regulatory thresholds for a “well-capitalized” institution. The Bank’s Tier I Leverage ratio was 6.90 percent of total assets; while Tier I and Total Risk-Based Capital ratios were 10.44 percent and 11.69 percent of risk-weighted assets, respectively. Holding company ratios have improved after the decreases caused by the second quarter charge-offs at RDSI, with estimated Tier 1 Leverage and Total Risk-Based Capital ratios at 7.00 percent and 11.80 percent, respectively. Total shares outstanding as of the December 30, 2010 quarter-end were 4,861,779.

About Rurban Financial Corp.

Based in Defiance, Ohio, Rurban Financial Corp. is a financial services holding company with two wholly-owned subsidiaries: The State Bank and Trust Company (State Bank) and Rurbanc Data Services, Inc., dba RDSI Banking Systems (RDSI). State Bank operates through 18 banking centers in seven Ohio counties, one center in Indiana, and a loan production office in Franklin County, Ohio. State Bank offers a full-range of financial services for consumers and small businesses, including trust services, mortgage banking, commercial and agricultural lending. RDSI provides data and item processing services to community banks located primarily in the Midwest. Rurban’s common stock is listed on the NASDAQ Global Market under the symbol RBNF.

Forward-Looking Statements

This news release contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. Examples of forward-looking statements include: (a) projections of income or expense, earnings per share, the payments or non-payments of dividends, capital structure, potential goodwill impairment and other financial items; (b) statements of plans and objectives of Rurban or our management or Board of Directors, including those relating to products or services; and (c) statements of assumptions underlying such statements.  Words such as “anticipates,” “believes,” “plans,” “intends,” “expects,” “projects,” “estimates,” “should,” “may,” “would be,” “will allow,” “will likely result,” “will continue,” “will remain,” or other similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying those statements.

Forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, without limitation:  adverse changes in local and national economic conditions, as well as fiscal and monetary policies, which could adversely affect our earnings as our borrowers’ ability to repay loans and the value of the collateral securing our loans declines; continued deterioration in the residential loan market, especially in our local markets; deterioration in credit quality and resulting increases in our loan losses, which would adversely affect our earnings and financial condition; changes in interest rates could reduce our interest margins; changes in the competitive environment for loans, deposits and other financial services; risks and losses resulting from the loss of data processing customers and wind-down of RDSI’s relationship with New Core Holdings, Inc.; and potential adverse impacts on our business and earnings as a result of changes in banking regulations or other regulatory or legislative requirements affecting bank holding companies, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.  You should refer to our periodic and current reports filed with the Securities and Exchange Commission for additional information concerning other important factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements.

Undue reliance should not be placed on forward-looking statements, which speak only as of the date hereof.  Except as may be required by law, Rurban undertakes no obligation to update any forward-looking statement to reflect unanticipated events or circumstances after the date on which the statement is made.

Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this release contains certain non-GAAP financial measures. Rurban believes that providing certain non-GAAP financial measures provides investors with information useful in understanding Rurban’s financial performance, its performance trends and financial position. Specifically, Rurban provides measures based on “core operating earnings,” which excludes merger, integration and restructuring expenses that are not reflective of on-going operations or not expected to recur. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results.

Contact Information:

At Rurban Financial Corp.:
Anthony V. Cosentino, CFO
419-785-3663
Tony.Cosentino@rurban.net

RURBAN FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS
December 31, 2010 and December 31, 2009

	December 2010	December 2009

ASSETS
Cash and due from banks	$30,417,813	$24,824,785
Federal funds sold	-	-
Cash and cash equivalents	30,417,813	24,824,785
Available-for-sale securities	132,762,058	105,083,112
Loans held for sale	9,055,268	16,857,648
Loans, net of unearned income	427,544,414	452,557,581
Allowance for loan losses	(6,715,397)	(7,030,178)
Premises and equipment, net	14,622,541	16,993,640
Purchased software	1,021,036	5,338,319
Federal Reserve and Federal Home Loan Bank Stock	3,748,250	3,748,250
Foreclosed assets held for sale, net	1,538,307	1,767,953
Accrued interest receivable	2,068,965	2,324,868
Goodwill	21,414,790	21,414,790
Core deposits and other intangibles	4,176,976	4,977,513
Cash value of life insurance	13,211,247	12,792,045
Other assets	11,646,052	11,398,776

Total assets	$666,512,320	$673,049,102

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Non interest bearing demand	$62,745,906	$57,229,795
Interest bearing NOW	105,708,472	87,511,973
Savings	47,234,595	43,321,364
Money Market	84,635,537	86,621,953
Time Deposits	215,353,232	216,557,067
Total deposits	515,677,742	491,242,152
Notes payable	3,290,471	2,146,776
Advances from Federal Home Loan Bank	22,807,351	35,266,510
Fed Funds Purchased	-	5,000,000
Repurchase Agreements	45,785,254	47,042,820
Trust preferred securities	20,620,000	20,620,000
Accrued interest payable	1,971,587	1,507,521
Other liabilities	4,604,239	8,515,668

Total liabilities	614,756,644	611,341,447

Shareholders' Equity
Common stock	12,568,583	12,568,583
Additional paid-in capital	15,235,206	15,186,042
Retained earnings	24,533,684	34,415,316
Accumulated other comprehensive income (loss)	1,187,514	1,307,025
Treasury stock	(1,769,311)	(1,769,311)

Total shareholders' equity	51,755,676	61,707,655

Total liabilities and shareholders' equity	$666,512,320	$673,049,102

RURBAN FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF OPERATION - UNAUDITED

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Interest income
Loans
Taxable	$6,396,391	$6,717,690	$25,838,774	$27,272,465
Tax-exempt	12,761	19,503	62,721	91,294
Securities
Taxable	587,516	923,990	2,266,719	4,082,639
Tax-exempt	339,436	296,259	1,395,143	1,063,190
Other	49	10,064	260	81,562
Total interest income	7,336,153	7,967,506	29,563,617	32,591,150

Interest expense
Deposits	1,187,284	1,410,563	5,123,015	6,525,942
Other borrowings	19,043	43,395	120,188	134,943
Retail Repurchase Agreements	435,234	437,426	1,731,228	1,733,668
Federal Home Loan Bank advances	220,712	403,213	1,093,659	1,624,700
Trust preferred securities	355,304	388,272	1,533,806	1,573,293
Total interest expense	2,217,577	2,682,869	9,601,896	11,592,546

Net interest income	5,118,576	5,284,637	19,961,721	20,998,604

Provision for loan losses - Bank Only	1,798,890	3,546,056	7,587,603	5,738,098
Provision for loan losses - RDSI	-	-	3,000,000	-

Net interest income after provision
for loan losses	3,319,686	1,738,581	9,374,118	15,260,506

Non-interest income
Data service fees	1,053,841	4,124,759	9,736,416	18,859,701
Trust fees	663,705	639,640	2,547,699	2,508,723
Customer service fees	614,572	684,241	2,460,733	2,607,985
Net gain on sales of loans	1,914,048	616,028	4,800,812	3,354,654
Net realized gain on sales of securities	(589)	482,729	450,885	960,320
Investment securities recoveries	-	-	73,774	-
Loan servicing fees	210,479	145,308	682,903	443,309
Gain (loss) on sale or disposal of assets	(40,837)	(39,342)	(199,903)	(134,732)
Other income	181,637	520,716	664,328	995,126
Total non-interest income	4,596,856	7,174,079	21,217,647	29,595,086

Non-interest expense
Salaries and employee benefits	3,867,605	5,389,940	17,932,196	21,034,671
Net occupancy expense	533,363	554,484	2,172,749	2,318,538
FDIC Insurance expense	461,153	558,952	1,137,615	1,131,550
Equipment expense	1,010,194	2,109,715	6,433,537	7,463,352
Fixed asset impairment expense	-	-	4,892,231	-
Data processing fees	108,145	114,094	743,538	609,876
Professional fees	722,103	1,045,149	2,545,552	2,891,607
Marketing expense	125,754	202,130	455,967	857,727
Printing and office supplies	83,860	165,713	453,702	601,626
Telephone and communication	198,606	409,176	1,191,497	1,622,077
Postage and delivery expense	333,016	444,426	1,748,545	2,079,463
State, local and other taxes	424,838	23,426	543,673	724,546
Employee expense	163,407	340,662	818,375	1,151,438
OREO Impairment	756,517	-	971,517	-
Other expenses	433,814	738,426	4,393,772	2,647,018
Total non-interest expense	9,222,375	12,096,293	46,434,466	45,133,489

Income (loss) before income tax expense	(1,305,833)	(3,183,633)	(15,842,701)	(277,897)
Income tax expense (benefit)	(453,114)	(1,299,303)	(5,961,068)	(660,388)

Net income (loss)	$(852,719)	$(1,884,330)	$(9,881,633)	$382,491

Earnings (loss) per common share:
Basic	$(0.18)	$(0.39)	$(2.03)	$0.07
Diluted	$(0.18)	$(0.39)	$(2.03)	$0.07

RURBAN FINANCIAL CORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(dollars in thousands except per share data)	2010	2009	2010	2009

EARNINGS
Net interest income	$5,119	$5,285	$19,962	$20,999
Provision for loan loss (Bank Only)	$1,799	$3,546	$7,588	$5,738
Provision for loan loss (RDSI)	$0	$0	$3,000	$0
Non-interest income	$4,597	$7,174	$21,218	$29,595
Revenue (net interest income plus non-interest income)	$9,716	$12,459	$41,180	$50,594
Non-interest expense	$9,222	$12,096	$46,434	$45,133
Pre-tax income (loss)	(1,306)	(3,184)	(15,843)	(278)
Net income (loss)	$(853)	$(1,884)	$(9,882)	$382

PER SHARE DATA
Basic earnings (loss) per share	$(0.18)	$(0.39)	$(2.03)	$0.07
Diluted earnings (loss) per share	$(0.18)	$(0.39)	$(2.03)	$3.07
Book value per share	$10.65	$12.69	$10.65	$12.69
Tangible Equity	$24,657	$33,832	$24,657	$33,832
Tangible book value per share	$5.07	$6.96	$5.07	$6.96
Cash dividend per share	$0.00	$0.09	$0.00	$0.36

PERFORMANCE RATIOS
Return on average assets	(0.50%)	(1.11%)	(1.47%)	0.06%
Return on average equity	(6.38%)	(11.81%)	(17.25%)	0.60%
Return on tangible equity	(13.84%)	(22.27%)	(40.08%)	1.13%
Net interest margin (tax equivalent)	3.76%	3.77%	3.67%	3.79%
Net interest margin - banking group	3.87%	3.97%	3.92%	4.00%
Non-interest expense / Average assets	5.37%	7.11%	6.89%	6.76%
Efficiency Ratio - bank (non-GAAP)	71.85%	71.51%	77.22%	74.15%

MARKET DATA PER SHARE
Market value per share -- Period end	$3.97	$6.84	$3.97	$6.84
Market as a % of book	37%	54%	37%	54%
Cash dividend yield	0.00%	5.26%	0.00%	5.26%
Period-end common shares outstanding (000)	4,862	4,862	4,862	4,862
Common stock market capitalization ($000)	$19,301	$33,255	$19,301	$33,255

CAPITAL & LIQUIDITY
Equity to assets	7.8%	9.2%	7.9%	9.2%
Tier 1 leverage Ratio (Estimate)	7.0%	8.3%	7.0%	8.3%
Tier 1 risk-based capital ratio (Estimate)	10.5%	11.4%	10.5%	11.4%
Total risk-based capital ratio (Estimate)	11.8%	12.7%	11.8%	12.7%

ASSET QUALITY
Gross charge-offs (Bank Only)	$1,591	$2,566	$8,334	$3,875
Net charge-offs (Bank Only)	$1,535	$2,547	$7,902	$3,826
Net loan charge-offs (Ann.) / Average loans	1.41%	2.19%	1.77%	0.84%
Non-accruing loans	$12,283	$18,543	$12,283	$18,543
OREO / OAOs	$1,538	$1,775	$1,538	$1,775
Non-performing assets	$13,822	$20,319	$13,822	$20,319
Non-performing assets / Total assets	2.07%	3.02%	2.07%	3.02%
Allowance for loan losses / Total loans	1.54%	1.50%	1.54%	1.50%
Allowance for loan losses / Non-performing Loans	54.7%	37.9%	54.7%	34.6%

END OF PERIOD BALANCES
Total loans, net of unearned income (Includes Loans HFS)	$436,600	$469,415	$436,600	$469,415
Allowance for loan loss	$6,715	$7,030	$6,715	$7,030
Total assets	$666,512	$673,049	$666,512	$673,049
Deposits	$515,678	$491,242	$515,678	$491,242
Stockholders' equity	$51,756	$61,708	$51,756	$61,708
Full-time equivalent employees (Bank Only)	196	190	196	190
Full-time equivalent employees (Consolidated Total)	242	315	242	315

AVERAGE BALANCES
Loans	$435,825	$464,618	$445,700	$453,787
Total earning assets	$563,609	$577,263	$564,556	$570,070
Total assets	$687,058	$680,121	$673,781	$667,470
Deposits	$534,168	$499,317	$509,783	$489,527
Stockholders' equity	$53,478	$63,800	$57,281	$63,576

RURBAN FINANCIAL CORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

(dollars in thousands except per share data)	4th Qtr 2010	3rd Qtr 2010	2nd Qtr 2010	1st Qtr 2010	4th Qtr 2009

EARNINGS
Net interest income	$5,119	$4,881	$5,058	$4,904	$5,285
Provision for loan loss (Bank Only)	$1,799	$899	$3,499	$1,391	$3,546
Provision for loan loss (RDSI)	$-	$-	$3,000	$-	$-
Non-interest income	$4,597	$5,127	$4,711	$6,783	$7,174
Revenue (net interest income plus non-interest income)	$9,716	$10,008	$9,769	$11,687	$12,459
Non-interest expense	$9,222	$9,331	$16,089	$11,792	$12,096
Pre-tax income (loss)	$(1,306)	$(222)	$(12,819)	$(1,496)	$(3,184)
Net income (loss)	$(853)	$26	$(8,207)	$(848)	$(1,884)

PER SHARE DATA
Basic earnings (loss) per share	$(0.18)	$0.01	$(1.69)	$(0.17)	$(0.39)
Diluted earnings (loss) per share	$(0.18)	$0.01	$(1.69)	$(0.17)	$(0.39)
Book value per share	$10.65	$11.12	$10.94	$12.72	$12.69
Tangible Equity	$24,657	$25,398	$25,283	$33,212	$33,832
Tangible book value per share	$5.07	$5.22	$5.20	$6.83	$6.96
Cash dividend per share	$0.00	$0.00	$0.00	$0.00	$0.09

PERFORMANCE RATIOS
Return on average assets	(0.50%)	0.02%	(4.92%)	(0.51%)	(1.11%)
Return on average equity	(6.38%)	0.19%	(55.74%)	(5.49%)	(11.81%)
Return on tangible equity	(13.84%)	0.41%	(129.84%)	(10.21%)	(22.27%)
Net interest margin (tax equivalent)	3.76%	3.66%	3.72%	3.58%	3.77%
Net interest margin (Bank Only)	3.87%	3.77%	4.00%	3.82%	3.97%
Non-interest expense / Average assets	5.37%	5.61%	9.57%	7.11%	7.11%
Efficiency Ratio - bank (non-GAAP)	71.85%	80.95%	81.97%	73.22%	71.51%

MARKET DATA PER SHARE
Market value per share -- Period end	$3.97	$3.18	$4.04	$6.80	$6.84
Market as a % of book	37%	29%	37%	53%	54%
Cash dividend yield	0.00%	0.00%	0.00%	0.00%	5.26%
Period-end common shares outstanding (000)	4,862	4,862	4,862	4,862	4,862
Common stock market capitalization ($000)	$19,301	$15,460	$19,642	$33,060	$33,255

CAPITAL & LIQUIDITY
Equity to assets	7.8%	7.9%	8.2%	9.0%	9.2%
Tier 1 leverage Ratio (Estimate) (Consolidated)	7.0%	7.1%	7.1%	8.4%	8.3%
Tier 1 risk-based capital ratio (Estimate) (Consolidated)	10.5%	10.4%	10.0%	11.7%	11.4%
Total risk-based capital ratio (Estimate) (Consolidated)	11.8%	11.6%	11.2%	12.9%	12.7%

ASSET QUALITY
Gross charge-offs (Bank Only)	$1,591	$1,583	$2,680	$2,480	$2,566
Net charge-offs (Bank Only)	$1,535	$1,448	$2,572	$2,346	$2,547
Net loan charge-offs (Ann.) / Average loans	1.41%	1.32%	2.28%	2.05%	2.19%
Non-accruing loans	$12,283	$10,107	$12,401	$14,399	$18,543
OREO / OAOs	$1,538	$1,947	$1,651	$1,616	$1,775
Non-performing assets	$13,822	$12,054	$14,052	$16,016	$20,319
Non-performing assets / Total assets	2.07%	1.77%	2.17%	2.38%	3.02%
Allowance for loan losses / Total loans	1.54%	1.47%	1.55%	1.33%	1.50%
Allowance for loan losses / Non-performing Loans	54.7%	63.8%	56.4%	42.2%	37.9%

END OF PERIOD BALANCES
Total loans, net of unearned income (Includes Loans HFS)	$436,600	$438,450	$452,888	$456,552	$469,415
Allowance for loan loss	$6,715	$6,451	$7,001	$6,075	$7,030
Total assets	$666,512	$681,190	$646,347	$673,804	$673,049
Deposits	$515,678	$522,321	$481,763	$498,946	$491,242
Stockholders' equity	$51,756	$54,068	$53,201	$60,855	$61,708
Full-time equivalent employees (Bank Only)	196	198	197	199	190
Full-time equivalent employees (Consolidated Total)	242	257	270	311	315

AVERAGE BALANCES
Loans	$435,825	$438,419	$451,536	$458,423	$464,618
Total earning assets	$563,609	$554,685	$566,618	$567,719	$577,263
Total assets	$687,058	$664,981	$667,295	$662,979	$680,121
Deposits	$534,168	$513,448	$502,102	$487,767	$499,317
Stockholders' equity	$53,478	$54,154	$58,891	$61,836	$63,800

Rurban Financial Corp.
Segment Reporting
Fourth Quarter Ended December 31, 2010
($ in Thousands)

	Total Banking	Data Processing	Parent Company and Other	Elimination Entries	Rurban Financial Corp.
Income Statement Measures
Interest Income	$7,370	$-	$31	$(64)	$7,337

Interest Expense	1,844	86	352	(64)	2,218

Net Interest Income	5,526	(86)	(321)	-	5,119

Provision For Loan Loss	1,799	-	-	-	1,799

Non-interest Income	3,533	1,458	36	(430)	4,597

Non-interest Expense	6,669	2,505	478	(430)	9,222

Net Income QTD	$517	$(870)	$(500)	$-	$(853)

Performance Measures
Average Assets -QTD	$677,517	$10,534	$77,078	$(78,071)	$687,058

ROAA	0.31%	(33.04%)	-	-	(0.50%)

Average Equity - QTD	$67,505	$5,512	$53,478	$(73,017)	$53,478

ROAE	3.06%	(63.14%)	-	-	(6.38%)

Efficiency Ratio - %	71.85%	-	-	-	92.86%

Average Loans - QTD	$437,988	$-	$2,000	$(4,163)	$435,825

Average Deposits - QTD	$535,060	$-	$-	$(892)	$534,168

Rurban Financial Corp.
Segment Reporting
Twelve Months Ended December 31, 2010
($ in Thousands)

	Total Banking	Data Processing	Parent Company and Other	Elimination Entries	Rurban Financial Corp.
Income Statement Measures
Interest Income	$29,797	$(82)	$102	$(253)	$29,564

Interest Expense	7,953	372	1,530	(253)	9,602

Net Interest Income	21,844	(454)	(1,428)	-	19,962

Provision For Loan Loss	7,588	3,000	-	-	10,588

Non-interest Income	11,457	11,024	563	(1,826)	21,218

Non-interest Expense	26,357	20,068	1,835	(1,826)	46,434

Net Income YTD	$124	$(8,249)	$(1,757)	$-	$(9,882)

Performance Measures
Average Assets - YTD	$659,358	$15,846	$80,399	$(81,823)	$673,781

ROAA	0.02%	(52.06%)	-	-	(1.47%)

Average Equity - YTD	$67,495	$8,895	$57,281	$(76,390)	$57,281

ROAE	0.18%	(92.74%)	-	-	(17.25%)

Efficiency Ratio - %	77.22%	-	-	-	110.81%

Average Loans - YTD	$446,815	$1,388	$1,692	$(4,195)	$445,700

Average Deposits - YTD	$511,020	$-	$-	$(1,237)	$509,783

Rurban Financial Corp.
Proforma Performance Measurement
Quarterly Comparison - Fourth Quarter 2010
($ in Thousands)

	Total Banking	Data Processing	Parent Company and Other	Elimination Entries	Rurban Financial Corp.

Revenue
4Q 10	$9,059	$1,372	$(285)	$(430)	$9,716
3Q10	$8,433	$2,236	$(340)	$(321)	$10,008
2Q10	$7,750	$2,625	$(197)	$(407)	$9,772
1Q10	$8,062	$4,338	$(52)	$(661)	$11,687
4Q09	$8,808	$4,430	$6	$(785)	$12,459
4th Quarter Comparison	$251	$(3,058)	$(291)	$355	$(2,743)

Non-interest Expenses
4Q 10	$6,669	$2,505	$478	$(430)	$9,222
3Q10	$6,986	$2,318	$348	$(321)	$9,331
2Q10	$6,516	$9,576	$278	$(407)	$15,963
1Q10	$6,061	$5,669	$730	$(668)	$11,792
4Q09	$6,459	$5,204	$1,218	$(785)	$12,096
4th Quarter Comparison	$210	$(2,699)	$(740)	$-	$(2,874)

Net Income (loss)
4Q 10	$517	$(870)	$(500)	$-	$(853)
3Q10	$548	$(54)	$(468)	$-	$26
2Q10	$(1,479)	$(6,446)	$(282)	$-	$(8,207)
1Q10	$538	$(879)	$(507)	$-	$(848)
4Q09	$(577)	$(509)	$(798)	$-	$(1,884)
4th Quarter Comparison	$1,094	$(361)	$298	$-	$1,031

Average Assets
4Q 10	$677,517	$10,534	$77,078	$(78,071)	$687,058
3Q10	$655,555	$10,766	$77,437	$(78,777)	$664,981
2Q10	$650,572	$18,800	$81,995	$(84,071)	$667,296
1Q10	$642,556	$22,272	$84,377	$(86,226)	$662,979
4Q09	$659,674	$22,368	$85,392	$(87,313)	$680,121
4th Quarter Comparison	$17,843	$(11,834)	$(8,314)	$-	$6,937

ROAA
4Q 10	0.31%	(33.04%)	-	-	(0.50%)
3Q10	0.33%	(2.01%)	-	-	(0.02%)
2Q10	(0.83%)	(137.13%)	-	-	(4.84%)
1Q10	0.33%	(15.79%)	-	-	(0.51%)
4Q09	(0.35%)	(9.10%)	-	-	(1.11%)
4th Quarter Comparison	0.66%	(23.94%)	-	-	0.61%

Average Equity
4Q 10	$67,505	$5,512	$53,478	$(73,017)	$53,478
3Q10	$67,430	$5,876	$54,154	$(73,306)	$54,154
2Q10	$67,370	$10,492	$58,891	$(77,862)	$58,891
1Q10	$67,701	$13,045	$61,836	$(80,746)	$61,836
4Q09	$69,066	$13,969	$63,800	$(83,035)	$63,800
4th Quarter Comparison	$(1,561)	$(8,457)	$(10,322)	$-	$(10,322)

ROAE
4Q 10	3.06%	(63.14%)	-	-	(6.38%)
3Q10	3.25%	(3.68%)	-	-	0.19%
2Q10	(8.02%)	(245.72%)	-	-	(54.87%)
1Q10	3.18%	(26.95%)	-	-	(5.49%)
4Q09	(3.34%)	(14.57%)	-	-	(11.81%)
4th Quarter Comparison	6.40%	(48.57%)	-	-	5.43%

Efficiency Ratio
4Q 10	71.85%	179.68%	-	-	92.86%
3Q10	80.95%	102.16%	-	-	91.24%
2Q10	81.97%	363.24%	-	-	161.01%
1Q10	73.22%	129.42%	-	-	99.06%
4Q09	71.51%	116.27%	-	-	95.36%
4th Quarter Comparison	0.34%	63.41%	-	-	(2.50%)